Exhibit 23

Consent of Independent Registered Public Accounting Firm

Kingsway Financial Services Inc.
Itasca, Illinois
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194108) of Kingsway Financial Services Inc. of our reports dated March 13, 2017, relating to the consolidated financial statements and financial statements schedules, and the effectiveness of Kingsway Financial Services Inc.’s internal control over financial reporting which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA LLP
Grand Rapids, Michigan
March 13, 2017